Exhibit 99.1

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Drew Vollero 310-252-2703 Drew.Vollero@mattel.com

MATTEL REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

Second Quarter Highlights

•	Worldwide net sales up 14 percent;

•	Domestic gross sales up 7 percent and international gross sales up 23 percent;

•	Worldwide gross sales for core brands: Barbie® up 12 percent; Hot Wheels® down 2 percent; Core Fisher-Price® up 9 percent and American Girl® brands up 13 percent;

•	Gross margin decreased 20 basis points of net sales; SG&A decreased 280 basis points of net sales;

•	Operating income of $109.3 million compared to operating income of $69.4 million in the second quarter of 2010; and

•	Earnings per share of $0.23 vs. prior year earnings per share of $0.14.

Capital Deployment

•	Board declares third quarter cash dividend of $0.23 per share, reflecting an annualized dividend of $0.92 per share, which represents an 11 percent increase to last year’s annual dividend.

•	The company repurchased 5.8 million shares of its common stock at a cost of approximately $152 million.

EL SEGUNDO, Calif., July 15, 2011 – Mattel, Inc. (NASDAQ: MAT) today reported 2011 second quarter financial results. For the quarter, the company reported net income of $80.5 million, or $0.23 per share, compared to last year’s second quarter net income of $51.6 million, or $0.14 per share.

“For the second quarter, I am very pleased with the continued global momentum across our portfolio, including core brand strength as well as the outstanding performance of the CARS 2® entertainment property,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “Despite the mixed economic news, I am encouraged by our strong operating results and continue to believe we are well-positioned for the all-important second half of the year.”

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Mattel Reports Second Quarter 2011 Results/Page 2 2 2

Financial Overview

For the quarter, net sales were $1.16 billion, up 14 percent compared to $1.02 billion last year, including favorable changes in currency exchange rates of 5 percentage points. On a regional basis, second quarter gross sales increased 7 percent in the U.S. and increased 23 percent in international markets, including favorable changes in currency exchange rates of 11 percentage points. Operating income for the quarter was $109.3 million, compared to prior year’s operating income for the quarter of $69.4 million.

The company’s debt-to-total-capital ratio was 28.0 percent. Consistent with the seasonality of the business, net cash flow used for operating activities was approximately $227 million in the first half of 2011, a decrease of $145 million, compared with a use of approximately $372 million in 2010.

Cash flows used for financing and other activities were $592 million in the first half of 2011, an increased usage of $489 million, compared to approximately $103 million used for financing and other activities in 2010, primarily reflecting increased debt repayments consistent with scheduled maturities, dividend payments and increased share repurchases.

During the second quarter of 2011, the company repurchased approximately 5.8 million shares of its common stock at a cost of approximately $152 million.

Sales by Business Unit

Mattel Girls and Boys Brands

For the second quarter, worldwide gross sales for the Mattel Girls & Boys Brands business unit were $795.6 million, up 22 percent versus a year ago. Worldwide gross sales for the Barbie® brand were up 12 percent. Worldwide gross sales for Other Girls Brands were up 29 percent, driven by the Monster High® and Disney Princess™ doll lines. Worldwide gross sales for the Wheels business, which includes the Hot Wheels®, Matchbox® and Tyco R/C® brands, were down

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Mattel Reports Second Quarter 2011 Results/Page 3 3 3

2 percent. Worldwide gross sales for the Entertainment business, which includes Radica® and Games and Puzzles, were up 41 percent for the quarter, primarily driven by growth in the CARS 2® and Green Lantern® properties.

Fisher-Price Brands

Second quarter worldwide gross sales for the Fisher-Price® Brands business unit, which includes the Fisher-Price® Core, Fisher-Price® Friends and Power Wheels® brands, were $400 million, or up 4 percent versus the prior year, primarily driven by sales of Baby Gear and Infant and Preschool products, as well as solid performance in the Thomas and Friends® line.

American Girl Brands

Second quarter gross sales for the American Girl® Brands business unit, which offers American Girl® branded products directly to consumers, were $66.4 million, up 13 percent versus last year, primarily reflecting sales of products related to Kanani™, the 2011 Girl of the Year®.

Quarterly Dividend

Additionally, the Company announced today that its Board of Directors declared a third quarter cash dividend of $0.23 per share on the Company’s common stock. The dividend will be payable on September 23rd, 2011 to stockholders of record on August 31st, 2011. The dividend is the third of four quarterly dividends the Company expects to pay this year, reflecting an annualized dividend of $0.92 per share, which represents an increase of $0.09, or 11 percent, versus last year’s annual dividend of $0.83 per share.

Live Webcast

Mattel will webcast its 2011 second quarter financial results conference call at 8:30 a.m. Eastern time today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site: http://corporate.mattel.com/. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90

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days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time the morning of the call until Tuesday, July 19 at midnight Eastern time and may be accessed by dialing + 1 (706) 645-9291. The passcode is 76959260.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of http://corporate.mattel.com/, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc. (NASDAQ:MAT - News) (www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco R/C®, as well as Fisher-Price® brands, including Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. In 2011, Mattel was named as one of FORTUNE Magazine’s “100 Best Companies to Work For” for the fourth year in a row, and was also ranked among Corporate Responsibility Magazine’s “100 Best Corporate Citizens”. With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 31,000 people in 43 countries and territories and sells products in more than 150 nations. At Mattel, we are “Creating the Future of Play.” Follow Mattel on Facebook: www.facebook.com/mattel

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Note: This press release contains forward-looking statements relating to the Company’s expected 2011 financial performance and quarterly cash dividend payments. These forward-looking statements are based on currently available operating, financial, economic and other information and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements. Some of these factors are described in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Mattel’s Quarterly Reports on Form 10-Q for fiscal year 2011, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended June 30,					For the Six Months Ended June 30,
(In millions, except per share and	2011		2010		Yr / Yr	2011		2010		Yr / Yr
percentage information)	$Amt	% Net Sales	$Amt	% Net Sales	% Change	$Amt	% Net Sales	$Amt	% Net Sales	% Change
Net Sales	$1,161.7		$1,018.5		14%	$2,113.5		$1,898.6		11%
Cost of sales	605.5	52.1%	528.9	51.9%	14%	1,084.1	51.3%	977.1	51.5%	11%

Gross Profit	556.2	47.9%	489.6	48.1%	14%	1,029.4	48.7%	921.5	48.5%	12%
Advertising and promotion expenses	116.2	10.0%	101.9	10.0%	14%	218.0	10.3%	196.0	10.3%	11%
Other selling and administrative expenses	330.7	28.5%	318.3	31.3%	4%	665.4	31.5%	610.8	32.2%	9%

Operating Income	109.3	9.4%	69.4	6.8%	57%	146.0	6.9%	114.7	6.0%	27%
Interest expense	17.6	1.5%	13.4	1.3%	31%	36.5	1.7%	27.1	1.4%	35%
Interest (income)	(2.5)	-0.2%	(2.8)	-0.3%	-12%	(5.6)	-0.3%	(5.2)	-0.3%	7%
Other non-operating (income), net	(0.7)		(3.3)			(1.0)		(2.6)

Income Before Income Taxes	94.9	8.2%	62.1	6.1%	53%	116.1	5.5%	95.4	5.0%	22%
Provision for income taxes	14.4		10.5			19.0		19.0

Net Income	$80.5	6.9%	$51.6	5.1%	56%	$97.1	4.6%	$76.4	4.0%	27%

EPS—Basic	$0.23		$0.14			$0.27		$0.21

Average Number of Common Shares	347.1		362.8			348.1		363.1

EPS—Diluted	$0.23		$0.14			$0.27		$0.21

Average Number of Common and Potential Common Shares	350.9		365.9			351.7		366.1

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
(In millions, except percentage information)	2011		2010		2011		2010
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$795.6		$653.2		$1,452.0		$1,226.3
% Change		22%		21%		18%		17%
Pos./(Neg.) Impact of Currency (in % pts)		7		-3		3		0

Fisher-Price Brands	400.0		385.2		709.8		701.4
% Change		4%		4%		1%		7%
Pos./(Neg.) Impact of Currency (in % pts)		3		-2		2		0

American Girl Brands	66.4		58.9		139.4		129.1
% Change		13%		-4%		8%		1%
Other	2.2		4.7		4.1		5.5

Gross Sales	$1,264.2		$1,102.0		$2,305.3		$2,062.3

% Change		15%		13%		12%		13%
Pos./(Neg.) Impact of Currency (in % pts)		5		-3		3		1

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$1,264.2		$1,102.0		$2,305.3		$2,062.3
Sales Adjustments	(102.5)		(83.5)		(191.8)		(163.7)

Net Sales	$1,161.7		$1,018.5		$2,113.5		$1,898.6

% Change		14%		13%		11%		13%
Pos./(Neg.) Impact of Currency (in % pts)		5		-3		3		0

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At June 30,
(In millions)	2011	2010	At Dec. 31, 2010
	(Unaudited)
Assets
Cash and equivalents	$418.5	$544.9	$1,281.1
Accounts receivable, net	1,012.0	805.1	1,146.1
Inventories	783.5	597.6	463.8
Prepaid expenses and other current assets	317.1	330.4	335.6

Total current assets	2,531.1	2,278.0	3,226.6
Property, plant and equipment, net	513.8	486.0	484.7
Other noncurrent assets	1,752.8	1,711.7	1,706.4

Total Assets	$4,797.7	$4,475.7	$5,417.7

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$10.0	$250.0	$250.0
Accounts payable and accrued liabilities	871.1	762.6	1,048.5
Income taxes payable	17.5	15.1	51.8

Total current liabilities	898.6	1,027.7	1,350.3
Long-term debt	950.0	460.0	950.0
Other noncurrent liabilities	482.2	481.0	488.8
Stockholders’ equity	2,466.9	2,507.0	2,628.6

Total Liabilities and Stockholders’ Equity	$4,797.7	$4,475.7	$5,417.7

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At June 30,
(In millions, except days and percentage information)	2011	2010

Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	78	71
Total Debt Outstanding	$960.0	$710.0
Total Debt-to-Total-Capital Ratio	28.0%	22.1%

	Six Months Ended June 30,
(In millions)	2011 (a)	2010

Condensed Cash Flow Data:
Cash Flows (Used For) Operating Activities	$(227)	$(372)
Cash Flows (Used For) Investing Activities	(44)	(97)
Cash Flows (Used For) Financing Activities and Other	(592)	(103)

Decrease in Cash and Equivalents	$(863)	$(572)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.